ASSET PURCHASE AGREEMENT

  This Asset Purchase Agreement is entered into this 17th day of April, 2000, by and between EMCEE Holding Corp., a Delaware corporation ("Purchaser"), and Advanced Broadcast Systems, Inc., a Kentucky corporation ("Seller").

                          RECITALS:

  This Agreement sets forth the terms and conditions upon which Purchaser is purchasing the assets (other than Excluded Assets, as hereinafter defined) owned and/or used by Seller in the conduct of its business, and Seller is selling to Purchaser such assets (other than Excluded Assets).

  In consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Purchaser and Seller hereby agree as follows:
                              ARTICLE I
                          CERTAIN DEFINITIONS

  As used herein, the following terms shall have the following meanings:

  1.1"Accounts Receivable" shall mean as of any date any trade accounts receivable, notes receivable, bid or performance deposits, employee advances and other miscellaneous receivables associated with the Business as of such date.

  1.2"Accrued Expenses" shall mean as of any date accrued payroll and benefits and other accrued expenses as would appear on a balance sheet of the Business as of such date prepared in accordance with GAAP consistently applied.

  1.3"Affiliate" shall mean any company or other entity which controls, is controlled by or is under common control with the designated Party. For the purposes of the foregoing, ownership, directly or indirectly, of twenty (20%) percent or more of the voting stock or other equity interest shall be deemed to constitute control.

  1.4"Agreement" shall mean this Asset Purchase Agreement.

  1.5"Ancillary Agreements" shall mean, collectively, the documents, instruments, statements, certificates and agreements described in Section 5.2.

  1.6"Assumed Liabilities" shall have the meaning given to it in Section
  4.2.

  1.7"Balance Sheet" shall mean the balance sheet of the Business as of November 30, 1999, referred to in Section 6.4.

  1.8"Balance Sheet Date" shall mean November 30, 1999.

  1.9"Books and Records" shall have the meaning given to it in Section
  6.15.

  1.10"Business" shall mean the business and operations of Seller as presently conducted by Seller.

  1.11"Closing" shall mean the taking of the actions described in Article V of this Agreement.

  1.12"Closing Date" shall mean April 317, 2000, or such other date as the Parties shall mutually agree.

  1.13"Closing Inventory" shall mean all Inventory relating to the Business on the Closing Date.




  1.14"Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

  1.15"Confidential Information" shall have the meaning given to such term in Section 12.1.

  1.16"EMCEE" shall have the meaning given to such term in Section 3.1.2.

  1.17"Employee" shall mean any individual employed by Seller in the conduct of the Business as listed on Schedule 1.17 (such Schedule being subject to change between the date hereof and the Closing Date as a result of employee changes in the ordinary course of business consistent with past practices).

  1.18"Employment Agreement" shall have the meaning given to such term in
  Section 4.3.

  1.19"Encumbrance" shall mean any right to, or interest in, property, which subsists in a third-party and which constitutes a claim, lien, charge or liability attached to and binding upon the property, including, but not limited to, a mortgage, judgment lien, mechanic's lien, lease, security interest, easement and right-of-way.

  1.20"Environmental Law" shall mean any federal (including but not limited to the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Clean Air Act, 42 U.S.C Sections 7401 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and the Federal
  Insecticide Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.), state or local statute, ordinance, rule or regulation, any judicial or administrative order or judgment (whether or not by consent), any common law doctrine and any provision or condition of any permit, license or other operating authorization relating to (i) the protection of the environment or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Regulated Substance or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Regulated Substance.

  1.21"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  l.22"ERISA Plans" shall mean defined benefit pension plans and defined contribution pension plans qualified under Section 401(a) of the Code.

  1.23"Escrow Agreement" shall have the meaning given to such term in
  Section 3.2.

  1.24"Excluded Assets" shall mean those assets that are not included in the sale contemplated hereby and as are further defined in Section 2.2.

  1.25"GAAP" shall mean generally accepted accounting principles in the United States of America.

  1.26"Indemnified Liabilities" shall mean, collectively, Seller's
  Indemnified
  Liabilities and Purchaser's Indemnified Liabilities.

  1.27"Indemnified Party" shall mean either a Seller Indemnified Party or a Purchaser Indemnified Party, as the context so requires.

  1.28"Inventory" shall mean the inventory of the Business, including raw materials, supplies, work-in-process and finished goods.

  1.29"Lease Agreement" shall have the meaning given to such term in
  Section 4.2 (iv).

  1.30"Losses" shall mean all losses, liabilities, costs, claims, fines, penalties, damages, diminution in value, and expenses, including interest and court costs, costs of investigation and reasonable fees and disbursements of counsel and consultants.

  1.31"Memorandum of Understanding" shall have the meaning given to such term in Section 12.10.1(i).

  1.32"Party" shall mean either Seller or Purchaser, individually, as the context so requires, and the term "Parties" shall mean Seller and Purchaser together.

  1.33"Payables" as of any date shall mean any of the accounts payable associated with the Business as of such date in accordance with GAAP consistently applied.

  1.34"Payroll Practice/Employee Arrangement" shall have the meaning given to such term in Section 6.18.

  1.35"Permits" shall have the meaning given to such term in Section 6. 11.

  1.36"Person" shall mean any individual, corporation, company, limited or general partnership, trust or estate, joint venture, association or other entity.

  1.37"Prepaid Expenses" as of any date shall mean payments made by Seller with respect to the Business, which constitute prepaid expenses of the

  Business in accordance with GAAP consistently applied.

  1.38"Proprietary Rights" shall have the meaning given to such term in
  Section 6.9.1.

  1.39"Purchase Price" shall have the meaning given to such term in Section
  3.1.1.

  1.40"Purchased Assets" shall have the meaning given to such term in
  Section 2.1.

  1.41"Purchaser" shall have the meaning given to such term in the preamble of this
  Agreement.

  1.42"Purchaser Indemnified Party" shall have the meaning given to such term in Section 14.2.

  1.43"Real Property" shall mean the Real Property Leased.

  1.44"Real Property Leased" shall mean the real property leased by Seller in connection with the Business as more fully described in Schedule 1.44 hereto.

  1.45"Regulated Substance" shall mean petroleum, petroleum hydrocarbons or petroleum products and any other chemical, material, substance or waste that is identified (by listing or characteristic) and regulated (or the clean-up of which can be required) by any federal, state or local statute, ordinance, rule or regulation intended to protect the environment or the public health or welfare, including but not limited to the statutes, ordinances, rules or regulations relating to clean air, clean water, hazardous and solid waste disposal, safe drinking water, endangered species, occupational safety and health, oil spill prevention, groundwater protection, and toxic substances control.

  1.46"Restricted Stock" shall have the meaning given to such term in
  Section 3.1.2. Such Restricted Stock is stock which is not registered under the Securities Act of 1933 or any state securities laws and is subject to, among other applicable laws, rules and regulations, Rule 144 of the Securities and Exchange Commission.

  1.47"Seller" shall have the meaning given to such term in the preamble of this Agreement.

  1.48"Seller General Liabilities" shall have the meaning given to such term in Section 14.2.

  1.49"Seller Indemnified Party" shall have the meaning given to such term in Section 14.3.

  1.50"Seller's Note" shall have the meaning given to such term in Section
  4.2 (iii).

  1.51"Taxes" shall mean all taxes, dues, charges, fees, levies or other assessment imposed by any taxing authority, including, without limitation, income, gross receipts, value added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

                              ARTICLE II
                  TRANSFER OF ASSETS AND PROPERTIES

  2.lPurchased Assets. Subject to the terms and conditions of this Agreement, Seller shall sell and convey to Purchaser, free and clear of all Encumbrances whatsoever, and Purchaser shall purchase from Seller, the Business as a going concern and all of Seller's right, title and interest in and to the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated constituting or used in the Business
  (the "Purchased Assets") as the same shall exist on the Closing Date (other than the Excluded Assets), including, without limitation, the following:

  2.1.1Real Property Leased. All of Seller's interest, as lessee, in the Real Property Leased and all of Seller's right, title, claim and interest in and to the Lease Agreement;

  2.1.2Equipment, Machinery and Other Tangible Personal Property. All machinery, equipment, leasehold improvements, trucks, automobiles, supplies, office furniture and office equipment, computing and telecommunications equipment and other items of personal property that are owned by Seller in connection with the Business, including those described in Schedule 2.1.2 hereto;

  2.1.3Inventory. All Closing Inventory;

  2.1.4Cash and Cash Equivalents. All right, title and interest of Seller in and to all cash and cash equivalents on hand, in bank accounts or being held by any other Person (including, without limitation, the security deposit described in the Lease Agreement) on the Closing Date;

  2.1.5Contracts Relating to the Business. All of the interest of Seller in all contracts, leases of machinery, equipment and other personal property, sale orders, purchase orders, guarantees, commitments, instruments and all other agreements relating to the acquisition or ownership by Seller of any of the Purchased Assets or the operation of the Business, including those listed in Schedule 2.1.5 hereto (except the Employment Contracts shown thereon which are Excluded Assets) and those not required to be listed on Schedule 2.1.5 by reason of the nature thereof and the amount of the commitment thereunder or value thereof;

  2.1.6Customer Lists, Sales and Marketing Materials. All customer lists, sales data, catalogs, brochures, suppliers' names, mailing lists, art work, photographs and advertising material that relate in any way to the Business, whether in electronic form or otherwise;

  2.1.7Permits, Licenses. All of Seller's interest in governmental permits, licenses, registrations, orders and approvals relating to the Business, including those listed in Schedule 2.1.7 hereto, to the extent such permits, licenses, registrations, orders and approvals are transferable to Purchaser;

  2.1.8Trade Secrets. All trade secrets, secret processes and procedures, engineering, production, assembly, design, installation, other technical drawings and specifications, working notes and memos, market studies, consultants reports, technical and laboratory data, competitive samples, engineering prototypes, and all similar property of any nature, tangible or intangible, of Seller relating to the Business;

  2.1.9Intellectual Property. All right, title and interest of Seller in the patents, trademarks, trademark registrations, trade names, service marks, copyrights and copyright registrations described in Schedule 2.1.9;

  2.1.10 Property, Personnel and Accounting Records. All other records of Seller relating to the Business, including property records and copies of personnel records of Employees who become employees of Purchaser;

  2.1.11 Goodwill. All right, title and interest of Seller in and to the goodwill incident to the Business;

  2.1.12 Name; Telephone and Facsimile Numbers; E-Mail Addresses. All right, title and interest of Seller in and to Seller's name, telephone and facsimile numbers of the Business, and Seller's E-mail addresses for the Business;

  2.1.13 Accounts Receivable. All Accounts Receivable existing at the Closing Date;

  2.1.14 Prepaid Expenses. All Prepaid Expenses of, or for the benefit of, the Business at the Closing Date including those described in Schedule 2.1.14, to the extent the benefits thereof are transferable to Purchaser.

  2.1.15 Computer Software. All computer applications software, owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., order processing, process control, shipping, etc.) and all computer operating, security or programming software, owned or licensed by Seller; and 2.1.16 Other Intangible Assets. All other assets (including all causes of action, rights of action, contract rights and warranty and product liability claims against third parties) relating to the Purchased Assets or the Business.

  2.2Excluded Assets. Notwithstanding Section 2.1, the following assets (collectively, the "Excluded Assets") shall be excluded from this Agreement, and shall not be assigned or transferred to Purchaser:

  2.2.1Any insurance policies maintained by Seller with respect to the Business;

  2.2.2The consideration paid to Seller pursuant to this Agreement;

  2.2.3Assets constituting any pension or other funds for the benefit of Employees;

  2.2.4Seller's corporate minute books and stock books;

  2.2.5Any contracts, agreements, commitments or undertakings of the Seller with or for the benefit of any Employee or former employee of the Seller;

  2.2.6The tangible personal property of certain stockholders and vendors of the Seller set forth and identified on Schedule 2.2.6;

  2.2.7Any claims and rights against third parties (including, without limitation, insurance carriers), to the extent they relate to liabilities or obligations that are not assumed by Purchaser hereunder (except to the extent Purchaser shall have incurred costs and expenses with respect to such claims and rights); and

  2.2.8Claims for refunds of Taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Closing.

                             ARTICLE III
                            CONSIDERATION

  3.1Consideration for Purchased Assets.

  3.1.1The aggregate monetary consideration to be paid by Purchaser to Seller for the Purchased Assets (the "Purchase Price") shall be Six Hundred Thousand ($600,000.00), Four Hundred Thousand Dollars
  ($400,000.00) Dollars of which shall be in cash; and

  3.1.2Two Hundred Thousand ($200,000.00) Dollars of which shall consist of thirty-seven thousand one hundred twelve (37,112) shares of fully paid and non-assessable restricted common stock (the "Restricted Stock") of Purchaser's Affiliate, EMCEE Broadcast Products, Inc. ("EMCEE"), based on the agreed upon per share value thereof of $5.389.

  3.1.3As additional consideration, Purchaser also shall assume the Assumed Liabilities.

  3.2Payment of Consideration. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall deliver to Seller Four Hundred Thousand ($400,000.00) Dollars in immediately available funds. The Restricted Stock shall be delivered, free and clear of all Encumbrances, to the Seller on April 3, 2001; provided, however, that if the value of the Restricted Stock on April 3, 2001 is less than One Hundred Thousand ($100,000.00) Dollars, Seller shall have the right, exercisable only in writing to Purchaser, to accept the sum of One Hundred Thousand ($100,000.00) Dollars in lieu of the Restricted Stock.
  For purposes of the immediately preceding sentence, the value of the Restricted Stock on April 3, 2001 shall be determined by calculating the average of the median price of such stock at the close of each of the five (5) trading days immediately preceding April 3, 2001, as quoted on the NASDAQ National Market. The
  Restricted Stock and the One Hundred Thousand ($100,000.00) Dollars aforementioned, together with a Stock Power executed in blank by the Seller in favor of EMCEE in the event such One Hundred Thousand ($100,000.00) Dollars is accepted by the Seller in lieu of the Restricted Stock, shall be held and kept pursuant to the terms and conditions of the Escrow Agreement set forth on Exhibit 3.2 hereto (the "Escrow Agreement") or such other escrow agreement as shall be acceptable to the escrow agent named therein.

  3.3Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated among the Purchased Assets as set forth on
  Exhibit 3.3 hereto. Each Party agrees not to assert, in connection with any tax return, tax audit or similar proceeding, any allocation of the Purchase Price that differs from that set forth on Exhibit 3.3.

  3.4Certain Taxes. Seller shall bear and be responsible for payment of, or reimbursement to Purchaser for, all Taxes that are or may be imposed by any government or political subdivision thereof and that are payable or arise as a result of this Agreement, or any transfer pursuant to this Agreement or any Ancillary Agreement, notwithstanding the Party upon which such Taxes are actually imposed.
                             ARTICLE IV
            ASSUMPTION OF LIABILITIES; EMPLOYEE MATTERS

  4.1General Limitation on Assumption of Liabilities. Except as otherwise provided in Sections 4.2 and 4.3 below, Seller shall transfer the Purchased Assets to Purchaser free and clear of all Encumbrances, and without any assumption of liabilities and obligations, and Purchaser shall not, by virtue of its purchase of the Purchased Assets, assume or become responsible for any liabilities or obligations of Seller or any other Person. For purposes of this Article IV the phrase "liabilities and obligations" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

  4.2Assumed Liabilities and Obligations. On the Closing Date, Purchaser shall acquire the Purchased Assets subject only to, and shall undertake, assume, perform and otherwise pay, satisfy and discharge, and hold Seller harmless from the following liabilities and obligations, excluding any liabilities and obligations to Affiliates of Seller (collectively, the "Assumed Liabilities"):

  (i)all obligations of Seller accruing subsequent to the Closing Date under the contracts, leases, agreements, orders, guarantees and commitments contemplated by Section 2.1.5, including, without limitation, those set forth in Schedule 2.1.5, provided that the rights thereunder have been duly and effectively assigned to Purchaser;

  (ii)all obligations of Seller accruing after the Closing Date under the permits and licenses described in Section 2.1.7, provided that the rights thereunder have been duly and effectively assigned to Purchaser;

  (iii)the Payables and Accrued Expenses reflected on the books of seller at the Closing Date; provided, however, that in no event shall Purchaser assume Payables and Accrued Expenses exceeding, in the aggregate, Two Hundred Thousand ($200,000.00) Dollars, exclusive of the amounts then owing under a certain Promissory Note from Seller to Purchaser dated February 14, 2000 in the original principal sum not to exceed Two Hundred Thousand ($200,000.00) Dollars ("Seller's Note"); and

  (iv)All obligations of Seller accruing after the Closing Date under the Lease Agreement for the Real Property Leased, dated the first day of December, 1998, between the Seller, as tenant, and William Urban Hillenbrand and Connie S. Hillenbrand, as partners of Hillenbrand Bros. Farm (a general partnership), as landlords (the "Lease Agreement").

  4.3Offer of Employment. Purchaser shall offer employment on and as of the Closing Date, on an at-will basis, to all Employees actively at work in substantially similar jobs, at substantially the same base salaries or wages and benefits as were paid or provided by Seller immediately prior to the Closing Date. Notwithstanding the foregoing, as a condition precedent to such employment for Donald Adams, Wayne McMahon and Carl Jacobson, and as a condition precedent to the Purchaser's obligations to consummate the transactions contemplated hereby, each such individual must execute an Employment Agreement in form and content as set forth on Exhibit 4.3 hereto (the "Employment Agreement").

  4.4Vacation Liability. Purchaser shall assume liability for the vacation entitlement that each Employee who becomes an employee of Purchaser has accrued as of the Closing Date. Purchaser shall pay each such Employee's wages or salary during his or her vacation entitlement from Purchaser, when taken.

  4.5Other Employee Benefits. Seller agrees that, with respect to claims for workers' compensation and all claims under Seller's employee benefit programs by persons working for the Business arising out of events occurring prior to the Closing, whether reported or unreported as of the Closing and whether insured or uninsured (including, but not limited to, workers' compensation, life insurance, medical and disability programs), Seller shall, at its own expense, honor or cause its insurance carriers to honor such claims in accordance with the terms and conditions of such programs or applicable workers' compensation statutes. Without limiting the scope of the preceding sentence, Seller shall be responsible for any and all claims and liabilities arising out of or relating to (i) its employment of the Employees, (ii) the termination by Seller of such the employment of any such Employee and
  (iii) the provision of any employee benefits to such Employees (and their beneficiaries and eligible dependents) attributable to their employment with, or their participation in any plans or programs maintained or contributed to by, Seller or any of its Affiliates.

  4.6WARN Act. Not applicable.

                              ARTICLE V
                               CLOSING

  5.1Time; Location. Subject to the conditions contained herein, the Closing shall be held on the Closing Date at 9:30 o'clock A.M., local time, at the offices of
  George G. Gardner, Esquire, 7415 Burlington Pike, Suite B, Florence,
  Kentucky
  41042, or such other time or place as the Parties shall mutually agree in writing.

  5.2Documents. At the Closing, Seller shall execute and deliver the following instruments of transfer and assignment:

  5.2.1Duly executed Assignment of Lease Agreement substantially in the form of
  Exhibit 5.2.1 hereto, assigning and transferring the Lease Agreement and good and marketable leasehold title to the Real Property Leased, and a Memorandum of
  Lease, in recordable form and in form and content reasonably acceptable to the
  Purchaser, to provide constructive notice of Purchaser's rights under the Lease
  Agreement on and after the Closing Date;

  5.2.2A Bill of Sale and an Assignment and Assumption Agreement, both substantially in the form of Exhibit 5.2.2 hereto, transferring to Purchaser good and indefeasible title to all of the tangible personal property included in the
  Purchased Assets, subject only to the Assumed Liabilities, and assigning to
  Purchaser all of Seller's right, title and interest in each of the contracts, licenses and other agreements included in the Purchased Assets, together with all consents of third parties that Seller must obtain in order to make each such assignment effective as to such third parties;

  5.2.3An Assignment of Rights in Business Name and Business Telephone
  Number,
  Business Facsimile Numbers and E-Mail Address substantially in the form of
  Exhibit 5.2.3 hereto, transferring to Purchaser good and indefeasible title to
  Seller's name and the Business telephone and facsimile numbers and E-mail addresses;

  5.2.4Certificates of title to all vehicles included in the Purchased Assets with assignments to Purchaser; and

  5.2.5Such additional instruments of conveyance and transfer as Purchaser may reasonably require in order to more effectively vest in it, and put it in possession of, the Purchased Assets.

  5.3Reasonable Steps. Prior to the Closing Date, Seller shall take such reasonable steps as may be necessary or appropriate so that on the Closing Date, Purchaser shall be placed in actual possession and control of all of the Purchased Assets.
                              ARTICLE VI
               REPRESENTATIONS AND WARRANTIES OF SELLER

  Seller represents and warrants to Purchaser as follows:

  6.1Organization, Good Standing and Power. Seller is a corporation duly organized, validly existing an in good standing under the laws of Kentucky, is duly authorized to conduct business in all foreign jurisdictions in which it currently conducts business, and has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.

  6.2Authorization of Agreement and Enforceability. Seller has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Ancillary Agreements, the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and the Ancillary
  Agreements to which Seller is a party, upon Seller's execution and delivery thereof, will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity
  (regardless of whether enforcement is considered in a proceeding in equity or at law).

  6.3No Violation; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the Articles of Incorporation or bylaws of Seller, (ii) violate, or, except as required by the Permits referred to in Section 6.11 hereof (as disclosed on Schedule 2.1.7), require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Seller, the Business or the Purchased Assets are subject, (iii) violate any judgment, order, writ or decree of any court applicable to Seller, the Business or the Purchased Assets, (iv) except for such consents or approvals as are required by the contracts referred to in Section 6.10 hereof, conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which Seller is a party or any of the Purchased Assets is bound or (v) result in the creation or imposition of any Encumbrance upon the Purchased Assets.

  6.4Financial Statements. Seller has delivered to Purchaser true and complete copies of the Seller prepared balance sheet of the Business at November 30, 1999, and true and complete copies of the balance sheets of the Business at December 31, 1998, 1997 and 1996 and the related statements of income and cash flows, reviewed by Morris & Dressler, independent public accountants. The foregoing financial statements have been prepared from the books and records of Seller in accordance with GAAP consistently applied throughout the periods involved except as may be noted therein. Such financial statements, including the related notes, are true and correct and fairly present the financial position of the Business at the dates indicated and the results of operations and cash flows of the
  Business for the periods then ended in accordance with GAAP. References in this
  Agreement to the "Balance Sheet" shall mean the balance sheet of the Business as of November 30, 1999 referred to above, and references in this Agreement to the
  "Balance Sheet Date" shall be deemed to refer to November 30, 1999.

  6.5Accounts Receivable. All Accounts Receivable as set forth on the Balance Sheet
  (i) have or will have arisen only in the ordinary course of business consistent with past practice for goods actually sold and delivered or services


         actually performed and (ii) are or will be collectible in full at the recorded amounts thereof (subject to no defenses, set offs or counterclaims) in the ordinary course of business (without resort to litigation or assignment to a collection agency) no later than thirty
  (30) days after the Closing Date, net of any allowance for bad debts reflected on the Balance Sheet.

  6.6Inventory. The Inventory as set forth on the Balance Sheet was, and the Closing Inventory will be, acquired and maintained in accordance with regular business practices of the Business, consists(and, as to the Closing Inventory, will consist) of new and unused items of a quality and quantity useable or saleable in the ordinary course of business consistent with past practice, and is (and, as to the Closing Inventory, will be) valued in accordance with GAAP consistently applied and with respect to Inventory intended for sale, was (and, as to the Closing Inventory, will be) saleable at prices at least equal to the value thereof on the books of Seller.

  6.7Absence of Certain Changes or Events. Except as set forth in Schedule
  6.7 hereto, since November 30, 1999, in connection with the Business, Seller has not:

  6.7.1Amended in any respect or terminated the Lease Agreement or any contract or other document described in Section 2.1.5, other than in the ordinary course of business consistent with past practice;

  6.7.2Suffered the occurrence of any events that, individually or in the aggregate, have had, or could reasonably be expected to have, a material adverse effect on the Purchased Assets or the financial position or results of operations of the Business;

  6.7.3Incurred any damage or destruction having a material adverse effect on the Purchased Assets or the results of operations of the Business by fire, storm, or similar casualty, whether or not covered by insurance;

  6.7.4Sold, transferred, replaced or leased any of the Purchased Assets or provided any Inventory or services at a discount, except for transactions in the ordinary course of business consistent with past practice;

  6.7.5Waived or released any material rights with respect to the Purchased Assets or the Business;

  6.7.6Transferred or granted any rights to any Proprietary Rights;

  6.7.7Entered into any transaction or made any commitments (for capital expenditures or otherwise) other than in the ordinary course of business consistent with past practice;

  6.7.8Changed its methods of accounting;

  6.7.9Increased the compensation or benefits of Employees; or

  6.7.10 Materially altered its conduct in its relations with suppliers or customers.

  6.8Title to Properties; Absence of Liens and Encumbrances. Seller owns and will transfer to Purchaser at the Closing good, marketable and indefeasible title to all of the Purchased Assets, including without limitation the properties and assets reflected on the Balance Sheet (except as disclosed in Schedule 6.8 or except as sold or otherwise disposed of by Seller after the Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Encumbrances. The Lease Agreement covering the Real Property Leased is in full force and effect and constitutes the legal, valid and binding obligation of the lessor thereunder, enforceable in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereinafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). All buildings, structures, improvements and fixtures located on the Real Property are located wholly within the boundaries thereof and do not encroach upon the property of any other Person.

  6.9Proprietary Rights.

  6.9.1Schedule 2.1.9 hereto sets forth a correct and complete list of all patents, logos, trademarks, trade names, service marks, copyrights and applications or registrations therefor used in and material to the Business, and Schedule 6.9 sets forth a correct list of all inventions, intellectual property and trade secret assets used in and material to the Business (collectively, the "Proprietary Rights").

  6.9.2Except as disclosed in Schedule 6.9: (i) Seller owns or possesses adequate licenses or other valid right to use (without the making of any payment to others or the obligation or grant rights to others in exchange) all the Proprietary Rights; (ii) the Proprietary Rights included in the Purchased Assets constitute all such rights necessary to conduct the Business in accordance with past practice and are being conveyed to Purchaser together with the other Purchased Assets; (iii) the validity of the Proprietary Rights and the rights therein of Seller have not been questioned in any litigation to which Seller is a party, nor, to Seller's knowledge, is any such litigation threatened; and (iv) the conduct of the Business does not conflict with patent rights, licenses, trademark rights, trade name rights, copyrights or other intellectual property rights of others.

  6.9.3Except as disclosed in Schedule 6.9 hereto, Seller does not have knowledge that any material use of any Proprietary Rights owned by Seller has heretofore been, or is now being, made by any Person other than Seller, and Seller has no knowledge of any infringement of any Proprietary Rights owned or licensed by Seller. No present or former director, officer, employee or consultant of Seller or any Affiliate of Seller has any interest in any of the Proprietary Rights.

  6.10Contracts and Commitments. Except as listed and described on Schedule
  2.1.5 hereto, Seller is not with respect to the Purchased Assets or the Business a party to any written or oral:

  (i)agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by another party, involving in any one case $2,500 or more;

  (ii)agreement, contract or commitment to sell or supply products or to perform services, involving in any one case $2,500 or more;

  (iii)agreement, contract or commitment continuing over a period of more than six months from the date hereof or exceeding $2,500 in value;

  (iv)representative, sales agency, dealer or distributor agreement, contract or commitment;

  (v)lease under which Seller is either lessor or lessee other than the Lease Agreement;

  (vi)note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money (including without limitation loans to or from employees) or guarantee, pledge or undertaking of the indebtedness of any other Person;

  (vii)agreement, contract or commitment for any charitable or political contribution;

  (viii)agreement, contract or commitment providing or relating in any way to a product warranty (limited or full);

  (ix)agreement, contract or commitment limiting or restraining Seller or any successor or assign from engaging or competing in any lines of business with any
  Person;

  (x)license, franchise, distributorship or other agreement, including those that relate in whole or in part to any patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Business; or

  (xi)any other material agreement, contract or commitment not made in the ordinary course of business consistent with past practice.

  Except as may be disclosed on Schedule 2.1.5 hereto, (i) each of the agreements, contracts, commitments, leases and other instruments, documents and undertakings listed on Schedule 2.1.5 is valid and enforceable in accordance with its terms, the parties thereto are in compliance with the provisions thereof, no party is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred that with or without the giving of notice or lapse of time, or both, would constitute a default thereunder; (ii) no such agreement, contract, commitment, lease or other instrument, document or undertaking, in the reasonable opinion of Seller, contains any contractual requirement with which there is a reasonable likelihood Seller or any other party thereto will be unable to comply;
  (iii) no advance payments have been received by Seller by or on behalf of any party to any of the agreements, contracts, commitments, leases and other instruments listed on Schedule 2.1.5 for services to be rendered or products to be delivered to such party after the Closing Date; and (iv) no consent or approval of any party to any agreement, contract, commitment, lease or other instrument, document or undertaking listed on Schedule 2.1.5 is required for the execution of this
  Agreement or the consummation of the transactions contemplated hereby.

   6.11Permits, Licenses. Seller has all permits, licenses, registrations, orders and approvals of federal, state or local government or regulatory bodies that are required to operate the Business (including without limitation those required under any Environmental Law) (collectively, the "Permits") and, except as described in Schedule 6.11, Seller is in compliance with the terms and conditions of the Permits. Schedule 2.1.7 hereto sets forth a correct and complete list of all Permits, each one of which is in full force and effect. To Seller's, knowledge, no suspension or cancellation of any of the Permits is threatened and no cause exists for such suspension or cancellation. Any Permits that cannot be transferred or require consent or approval for the transfer thereof are specifically identified on Schedule 2.1.7 hereto as nontransferable or requiring such consent or approval.

  6.12Compliance with Laws. Except as described in Schedule 6.12 hereto, Seller has at all times conducted, and is presently conducting, the Business so as to comply with all laws, statutes, ordinances, rules and regulations applicable to the conduct or operation of the Business or the ownership or use of the Purchased
  Assets.

  6.13Legal Proceedings. Except as described in Schedule 6.13 hereto, there is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency or, to

  Seller's knowledge, threatened against Seller with respect to the Business or any of the Purchased Assets, or relating to the transactions contemplated by this Agreement, nor does Seller know of any basis for any such claim, action, suit, proceeding, investigation, or inquiry. Except as set forth on Schedule 6.13 hereto, none of the matters set forth thereon will have a material adverse effect on the Business. Except as set forth on

  Schedule 6.13 hereto, Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental, regulatory or administrative official, body or authority that relates to the Purchased Assets or the Business or that might affect the transactions contemplated by this Agreement.

  6.14Absence of Undisclosed Liabilities. Except as set forth in Schedule 6.14, Seller has no liabilities or obligations (as defined in Section 4.1) relating to the Business except (i) those liabilities and obligations set forth on the Balance Sheet and not heretofore paid or discharged; (ii) those liabilities and obligations arising in the ordinary course of business consistent with past practice under any agreement, contract or commitment specifically disclosed on Schedule 2.1.5 hereto or not required to be disclosed because of the term or amount involved; and (iii) those liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet
  Date.

  6.15Books and Records. All books of account and other financial records of Seller directly relating to the Business (the "Books and Records") are complete and correct and have been made available to Purchaser. All of the Books and Records have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP (except as otherwise stated therein) and in compliance in all material respects with applicable laws, regulations and other requirements.

  6.16Employees. Schedule 1.17 sets forth a true and correct list of all individuals employed by Seller in the conduct of the Business and their present position and rate of compensation and service credited for purposes of vesting and eligibility under each Payroll Practice/Employee Arrangement.

  6.17Labor Disputes. Except as described in Schedule 6.17 hereto, from the Seller's inception, there have been no discrimination complaints nor any other kind of employment or labor related disputes against Seller in connection with the Business pending before or, to Seller's knowledge, threatened before any federal, state or local court or agency, and, to Seller's knowledge, no material dispute respecting minimum wage or overtime claims or other conditions or terms of employment exists. The Business has not experienced any material labor disputes or any material work stoppage due to labor disagreements. With respect to the Business and except to the extent set forth in Schedule 6.17: there is no unfair labor practice charge or complaint against Seller pending or, to Seller's knowledge, threatened, before the National Labor Relations Board; (ii) there is no labor strike, slowdown or stoppage pending or, to Seller's knowledge, threatened against or affecting Seller; and (iii) no question concerning representation has been raised or, to Seller's knowledge, is threatened respecting the Employees.

  6.18Payroll Practice/Employee Arrangements.

  6.18.1 Schedule 6.18 contains a complete list of each employee benefit plan subject to ERISA, and/or holiday, vacation or other bonus practice or any other employee pay practice, arrangement, agreement or commitment (the "Payroll Practice/Employee Arrangement") and maintained by or with respect to which Seller has any liability or obligation, whether actual or contingent, with respect to
  Employees or their respective beneficiaries.

  6.18.2 Seller has not taken any action that may result in Purchaser, or subsidiary, being a party to, or bound by, any ERISA Plan, and Purchaser shall have no liability under, or be subject to any liability on account of, any ERISA Plan or Payroll Practice/Employee Arrangement following the consummation of the transactions contemplated hereby.

  6.18.3 No ERISA Plan or other employee arrangement has provided for the payment of retiree benefits by Purchaser.

  6.19No Finder. Seller has not taken any action that would give to any Person a right to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

  6.20Interest in Business. Seller has not granted, and there is not outstanding, any option, right, agreement or other obligation pursuant to which any Person could claim a right to acquire in any way all or any part of, or interest in, the
  Business.

  6.21Condition of Assets. All buildings, structures, improvements, equipment that are part of the Purchased Assets are structurally sound and, together with all other tangible personal property constituting the Purchased Assets, are in good operating condition and repair and are usable in the conduct of the Business consistent with past practice and conform to all applicable laws and regulations relating to their construction, use and operation.

  6.22Affiliate Transactions. Schedule 6.22 hereto sets forth a summary of all purchases of goods or services by Affiliates of Seller for the three years ended
  December 31, 1999. Except as set forth in Schedule 6.22 hereto, Seller and its Affiliates provide no services or products to the Business.

  6.23Environmental Matters.

  6.23.1 Except as set forth in Schedule 6.23 hereto, Seller has not received any notice relating to the Business or the Real Property alleging any violation of any Environmental Law or any written request for information from any governmental agency or other Person pursuant to any Environmental Law, and Seller is, with respect to the Business and the Real Property, in compliance with all applicable Environmental Laws;

  6.23.2 Except as set forth in Schedule 6.23 hereto, there are no Regulated
  Substances released by Seller or, to Seller's knowledge, any other Person on or beneath the Real Property in quantities or concentrations that could give rise to obligations, responsibilities or liabilities of Seller or Purchaser under any
  Environmental Law;

  6.23.3 Except as set forth in Schedule 6.23 hereto, Seller has not received any notice or order from any governmental agency or private or public entity in connection with the Business advising it that Seller is responsible for or potentially responsible for remediation or paying for the cost of investigation or remediation of any Regulated Substance, and Seller has not entered into any agreements pertaining thereto;

  6.23.4 Except as set forth in Schedule 6.23 hereto, to Seller's knowledge, the
  Real Property does not contain any: (i) underground storage tanks; (ii) underground injection wells; (iii) septic tanks in which process wastewater or any Regulated Substances have been disposed; (iv) asbestos; (v) equipment using
  PCBs; or (vi) drums buried in the ground; and

  6.23.5 Schedule 6.23 hereto identifies all environmental studies, analyses or reports in the possession of Seller or its Affiliates relating to the Real
  Property, and true and complete copies thereof have been delivered to Purchaser.

  6.24Insurance. Schedule 6.24 sets forth a complete list of all insurance policies maintained by Seller or its Affiliates with respect to the Business for the past five years. Schedule 6.24 also sets forth a true and correct summary of the loss experience for the past five years under each such policy.

  6.25No Significant Items Excluded. Except for Excluded Assets, there are no assets or properties of Seller or agreements, contract or commitments to which Seller is a party not disclosed herein that relate to the Business or the operations thereof.

   6.26Completeness and Accuracy. All information set forth on any Schedule hereto is, and all information furnished by Seller pursuant to Section 8.1.9 hereof will be, true, correct and complete. No representation or warranty of Seller contained in this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All contracts, permits and other documents and instruments furnished or made available to Purchaser by Seller are or will be true, complete and accurate originals or copies of originals and include all amendments, supplements, waivers and modifications thereto. There is no fact, development or threatened development (excluding general economic factors affecting business in general) that Seller has not disclosed to Purchaser in this Agreement or the
  Schedules hereto that materially adversely affects or, so far as Seller can now foresee, may materially adversely affect, the Business, the Purchased Assets, or the prospects or condition (financial or otherwise) of the Business.

                             ARTICLE VII
             REPRESENTATIONS AND WARRANTIES OF PURCHASER

  Purchaser hereby represents and warrants to Seller as follows:

  7.1Organization, Good Standing, Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, is duly authorized to conduct business in all foreign jurisdictions in which it currently conducts business, and has all requisite corporate power and authority to own and lease the Purchased Assets and to carry on the Business and to execute and deliver this Agreement and the Ancillary Agreements to which Purchaser is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.

  7.2Authorization of Agreement and Enforceability. Purchaser has taken all necessary corporate action to authorize the execution and delivery of this
  Agreement and the Ancillary Agreements to which Purchaser is a party, the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby.
  This Agreement constitutes, and the Ancillary Agreements, upon Purchaser's execution and delivery thereof, will constitute, the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

  7.3No Violations; Consents. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the charter or bylaws of Purchaser, (ii) violate or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Purchaser is subject,(iii) violate any judgment, order, writ or decree of any court applicable to Purchaser, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which Purchaser is a party or any of its assets is bound or (v) result in the creation or imposition of any Encumbrance upon its assets.

  7.4Legal Proceedings. There is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency or, to Purchaser's knowledge, threatened against Purchaser or any of Purchaser's properties, assets, operations or businesses that might prevent or delay the consummation of the transactions contemplated hereby.


  7.5No Finder. Purchaser has not taken any action which would give to any Person a right to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

                             ARTICLE VIII
              COVENANTS OF SELLER PRIOR TO CLOSING DATE

  8.1Required Actions. Between the date of this Agreement and the Closing Date, Seller covenants that it will, in its conduct of the Business, except as otherwise agreed by Purchaser in writing.


  8.1.1Access to Information. Give to Purchaser and its counsel, accountants, consultants and other representatives, at their sole expense and risk, reasonable access, during normal business hours, to such of the properties, books, accounts, contracts and records of Seller as are relevant to the Purchased Assets and the Business, and furnish or otherwise make available to Purchaser all such information concerning the Purchased Assets and the Business as Purchaser may reasonably request, provided that the confidentiality of any data or information so acquired shall be maintained as confidential by Purchaser and its representatives in accordance with Section 9.1.1;

  8.1.2Conduct of Business. Operate the Business only in the usual, regular and ordinary manner as such Business was conducted prior to the date hereof and, to the extent consistent with such operation, use its best efforts until the Closing Date to (i) preserve and keep intact the Business, (ii) keep available the services of the Employees and (iii) preserve its relationships with customers, suppliers and others having business dealings with Seller in connection with the Business;

  8.1.3Maintenance of Properties. Maintain the Purchased Assets, whether owned or leased, in good repair, order and condition in accordance with manufacturers' instructions and Seller's past practices, reasonable wear and tear excepted;

  8.1.4Maintenance of Books and Records. Maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice;

  8.1.5Compliance with Applicable Law. Comply with all laws applicable to the Purchased Assets and to the conduct of the Business;

  8.1.6Performance of Obligations. Perform all the material obligations of Seller relating to the Purchased Assets and the Business in accordance with the past practices of Seller;

  8.1.7Notice of Material Damage. Give to Purchaser prompt written notice of any material damage by fire or other casualty upon the Purchased Assets or the
  Business;

  8.1.8Advise of Changes. Advise Purchaser promptly in writing of any fact that, if known at the Closing Date, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach in any material respect by Seller of any of its representations, warranties, covenants or agreements hereunder;

  8.1.9Update Schedules. Promptly disclose to Purchaser any information contained in the representations and warranties of Seller contained in
  Article VI or in the Schedules to this Agreement which is no longer complete or correct (including furnishing updated financial statements); provided that no such disclosure shall be deemed to modify, amend or supplement Seller's representations and warranties;

  8.1.10 Pay Employees to Closing Date. Pay all wages, salaries and other sums due Employees through the close of business on the day prior to the Closing Date;

  8.1.11 Termination. Terminate the employment of all Employees as of the Closing Date; and

  8.1.12 Compliance with Agreement. Not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and use all reasonable efforts to do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement.

  8.2Prohibited Actions. Between the date of this Agreement and the Closing Date, in its conduct of the Business, Seller shall not, except as otherwise agreed by Purchaser in writing:

  8.2.1Sale of Purchased Assets. Sell, transfer, assign, lease, encumber or otherwise dispose of any of the Purchased Assets other than in the ordinary course of business consistent with past practices;

  8.2.2Business Changes. Change in any material respect the character of the Business;

  8.2.3Incurrence of Material Obligations. Incur any material fixed or contingent obligation or enter into any material agreement, commitment or other transaction or arrangement that is not in the ordinary course of business consistent with past practices;

  8.2.4Incurrence of Liens. Subject any of the Purchased Assets to any lien, security interest or other Encumbrance;

   8.2.5Change in Employee Compensation and Benefits. Increase the rate of compensation paid, or pay any bonus, to anyone connected with the Business, except for those increase or bonuses planned, in the ordinary course of business consistent with past practices, or establish or adopt any new pension or profit-sharing plan, deferred compensation agreement or employee benefit arrangement of any kind whatsoever covering or affecting Employees;

  8.2.6Publicity; Advertisement. Except as required by law, publicize, advertise or announce to any third party, except as required pursuant to this Agreement to obtain the consent of such third party, the entering into of this Agreement, the terms of this Agreement or the transactions contemplated hereby;

  8.2.7No Release. Except in the ordinary course of business consistent with past practices, cancel, release or relinquish any material debts of or claims against others held by Seller with respect to the Business or waive any material rights relating to the Business; and

   8.2.8No Termination or Modification. Terminate or materially modify any material lease, contract, governmental license, permit or other authorization or agreement affecting the Business or the Purchased Assets or the operation thereof.

                             ARTICLE IX
             COVENANTS OF PURCHASER PRIOR TO CLOSING DATE

  9.1Required Actions. Between the date of this Agreement and the Closing
  Date,
  Purchaser shall, except as otherwise agreed by Seller in writing:

  9.1.1Confidentiality. Not publish or disclose and not authorize or permit any of its officers, employees, directors, agents or representatives or any third party to publish or disclose any trade secrets or other Confidential Information or any data or business or financial books, records or other information of or pertaining to Seller, which have been furnished to Purchaser by Seller or to which Purchaser, or any of its officers, employees, directors, agents, attorneys or accountants, or any financial institution have had access during any investigation made in connection with this Agreement and which is not otherwise available to Purchaser, except as required by law;

  9.1.2Advise of Changes. Advise Seller promptly in writing of any fact that, if known at the Closing Date, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach by Purchaser of any of its representations, warranties, covenants or agreements hereunder;

  9.1.3Compliance with Agreement. Not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and Purchaser shall use its best efforts to do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement; and

  9.1.4Publicity; Advertisement. Except as required by law, including, but not limited to, the laws, rules and regulations of the Securities and

  Exchange Commission, not publicize, advertise or announce to any third party the entering into of this Agreement, the terms of this Agreement or the transactions contemplated hereby.

  9.2Investigation. Prior to the Closing, Purchaser shall use reasonable efforts to conduct its investigation of the Business in such a manner as to prevent disruption of relations with the employees, customers and suppliers of Seller.

                              ARTICLE X
           CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

  The obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

  10.1Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall have been true in all material respects on the date hereof and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

  10.2Performance of Agreement. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

  10.3Seller's Certificate. Purchaser shall have received a certificate from
  Seller, dated as of the Closing Date, reasonably satisfactory in form and substance to Purchaser and its counsel, certifying as to the matters specified in Section 10.1 and Section 10.2 hereof. The matters set forth in such certificate shall constitute representations and warranties of Seller hereunder.

  10.4Secretary's Certificate. Purchaser shall have received a certificate, dated the Closing Date, of the Secretary or any Assistant Secretary of Seller with respect to the incumbency and specimen signature of each officer or representative of Seller executing this Agreement, the certificate referred to in Section 10.3 and the Ancillary Agreements to which Seller is a party.

  10.5Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental body or other Person shall have been instituted or threatened which the questions of validity or legality of the transactions contemplated hereby or which if successfully asserted might otherwise have a material adverse effect on the conduct of the Business or impose any additional material financial obligation on, or require the surrender of any material right by, Purchaser.

  10.6Actions and Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Purchaser, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

  10.7Consents. Any third-party and governmental consents, approvals or authorizations necessary for the conveyance of the Purchased Assets or valid consummation of the transactions contemplated hereby shall have been obtained.

  10.8Arrangements with Employees. Substantially all of the Employees shall have accepted employment with Purchaser effective on the Closing Date. In addition,
  Purchaser shall have received evidence from Seller, which is acceptable in all respects to Purchaser's legal counsel, that all contracts, agreements, commitments and undertakings of the Seller with or for the benefit of any Employee or former employee of the Seller have expired or have otherwise been terminated without, in either case, any liability to the Purchaser.

  10.9Opinion of Counsel. Purchaser shall have received the favorable opinion of
  George G. Gardner, Esquire, counsel for Seller, satisfactory to Purchaser and its counsel as to the matters set forth in Sections 6.1, 6.2 and 6.3 hereof and to such other matters reasonably required by the Purchaser, including, but not limited to, that Seller has complied with any and all laws relating to bulk transfers in connection with the transactions contemplated hereby (or that such bulk transfer laws are inapplicable to the transactions contemplated hereby) and that the Seller's use and the Purchaser's contemplated use of the Real Property is and shall be in compliance with all applicable zoning, subdivision and land use laws and ordinances.

  10.10Title Insurance. Purchaser shall have received a title insurance policy issued by a reputable title insurance company selected by

  Purchaser at regular rates insuring its leasehold title to the Real Property as good and marketable and free of all Encumbrances.

  10.11 Environmental Site Assessment. Purchaser shall have received the results of an environmental site assessment which confirms in all respects the Seller's representations and warranties herein with respect to environmental matters.

  10.12Employment Agreements. Each of the Employees specified in Section
  4.3 hereof shall have executed and delivered their respective Employment Agreement to the Purchaser.

  10.13Escrow Agreement. The Escrow Agreement shall have been duly executed by all parties thereto and the money, certificates and other documents described therein shall have been duly deposited as required therein.

  10.14Ancillary Documents. All of the Ancillary Documents shall have been duly executed and delivered by the parties thereto.

  10.15Compliance with Bulk Transfer Laws. Evidence satisfactory to Purchaser's counsel that Seller has complied with any and all laws relating to bulk transfers in connection with the transactions contemplated hereby.

  10.16Removal of Section 2.2.6 Excluded Assets. Seller shall have removed from the
  Real Property and returned all of the tangible personal property described in
  Section 2.2.6 to the owners thereof and evidence to Purchaser's legal counsel that Purchaser has no liability therefor.

  10.17Name Change. Seller shall have changed its name to a name which, in the reasonable opinion of Purchaser, is not the same as or similar to Seller's present name, and Purchaser shall have determined that it is able to change its name to Seller's current name in Delaware and Kentucky.

  10.18Susan Jacobson. Seller shall provide Purchaser's legal counsel with evidence satisfactory to such legal counsel in all respects that Seller has appropriately terminated Susan Jacobson from its medical benefits plan and that Purchaser has no liability therefor.

                              ARTICLE XI
          CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

  The obligations of Seller are subject to the fulfillment at or prior to the Closing of each of the following conditions:

  11.1Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in this agreement shall have been true in all material respects on the date hereof and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

  11.2Performance of Agreement. Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

  11.3Purchaser's Certificate. Seller shall have received a certificate from Purchaser, dated as of the Date, reasonably satisfactory in form and substance to Seller and its counsel, certifying as to the fulfillment of all matters specified in Section 11.1 and Section 11.2 hereof. The matters set forth in such certificate shall constitute representations and warranties of Purchaser hereunder.

  11.4Secretary's Certificate. Seller shall have received a certificate, dated the Closing Date, of the Secretary or any Assistant Secretary of Purchaser with respect to the incumbency and specimen signature each officer or representative of Purchaser executing this Agreement, the certificate referred to in Section 11.3 and the Ancillary Agreements to which Purchaser is a party.

  11.5Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided.

   11.6Actions or Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Seller, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

  11.7Consents. Any third-party and governmental consents, approvals or authorizations necessary for the conveyance of the Purchased Assets or the valid consummation of the transactions contemplated hereby shall have been obtained.

  11.8Opinion of Counsel. Seller shall have received the favorable opinion of Laputka, Bayless, Ecker & Cohn, P.C., counsel for Purchaser, satisfactory to Seller and its counsel as to the matters set forth in Sections 7.1, 7.2 and 7.3 hereof and to such other matters reasonably required by Seller.

  11.9Escrow Agreement. The Escrow Agreement shall have been duly executed by all parties thereto and the money, certificates and other documents described therein shall have been duly deposited as required therein.

  11.10Ancillary Documents. All of the Ancillary Documents shall have been duly executed and delivered by the parties thereto.

                             ARTICLE XII
                  OBLIGATIONS AFTER THE CLOSING DATE

  12.1Confidentiality. Seller hereby covenants and agrees that, except as may be required by law, rule or regulation or court order, unless this Agreement is terminated, it will not at any time reveal, divulge or make known to any Person (other than Purchaser or its agents or Affiliates) any information that relates to this Agreement, the transactions contemplated hereby or the Business (whether now possessed by Seller or furnished by Purchaser after the Closing
  Date), including, but not limited to, customer lists or other customer information, trade secrets or formulae, marketing plans or proposals, financial information or any data, written material, records or documents used by or relating to the Business that are of a confidential nature (collectively, the "Confidential Information").

  12.2Covenant Not to Interfere. Seller covenants and agrees that for a period of five years after the Closing Date, Seller will not solicit for employment by Seller or any Affiliate any Person tho is an employee of the Business as of the Closing Date.

  12.3Noncompetition. For a period of three years following the Closing Date, Seller will not, directly or indirectly, unless acting in accordance with Purchaser's written consent, own, manage, operate, finance or participate in the ownership, management, operation or financing of or permit its name to be used by or in connection with any business or enterprise engaged in the providing or sale of the services and/or products provided or sold by the Seller in connection with the Business in the United States of America. Seller acknowledges that the provisions of this Section are reasonable and necessary to protect the interests of Purchaser, that any violation of this Section will result in an irreparable injury to Purchaser and that damages at law would not be reasonable or adequate compensation to Purchaser for violation of this Section and that in addition to any other available remedies, Purchaser shall be entitled to have the provisions of this Section specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security and to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section. In the event that the provisions of this Section shall ever be deemed to exceed the time, geographic, product or other limitations permitted by applicable law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable law.

  12.4Transition of Employees. From and after the Closing Date, Purchaser and Seller shall cooperate to ensure an orderly transition of the Employees who accept employment with Purchaser.

  12.5Administrative Assistance by Seller. Except as otherwise agreed, without cost to Purchaser Seller shall provide such accounting, data processing and other support services to Purchaser as are reasonably required in connection with the transfer of the Business to Purchaser for a period of not more than sixty (60) days following the Closing Date and thereafter for an additional period of up to one hundred twenty (120) days at a reasonable cost to be negotiated. Seller shall cooperate with Purchaser's auditors in connection with the preparation of any report or filing required in connection with the transactions contemplated hereby, such cooperation to be provided by Seller at no cost to Purchaser.

  12.6Further Assurances of Seller. From and after the Closing Date, Seller shall, at the request of Purchaser, execute, acknowledge and deliver to Purchaser, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents,and take such other action, as Purchaser may reasonably request (i) to transfer to and vest in Purchaser, and protect is rights, title and interest in, all the Purchased Assets and (ii) otherwise to consummate the transactions contemplated by this Agreement. In addition, from and after the Closing Date, Seller shall afford Purchaser and its attorneys, accountants and other representatives access, during normal business hours, to any books and records relating to the Business that Seller may retain as may reasonably be required in connection with the preparation of financial information or tax returns of Purchaser.

  12.7Further Assurances of Purchaser. For a period of seven (7) years from and after the Closing Date, Purchaser shall afford to Seller and its attorneys, accountants and other representatives access, during normal business hours, to such books and records relating to the Business as may reasonably be required in connection with the preparation of financial information for periods concluding on or prior to the Closing Date. Purchaser shall cooperate in all reasonable respects with Seller with respect to its former interest in the Business and in connection with financial account closing and reporting and claims and litigation asserted by or against third parties, including, but not limited to, making employees available at reasonable times to assist with, or provide information in connection with financial account closing and reporting and claims and litigation, provided, that Seller reimburses Purchaser for its reasonable out-of-pocket expenses (including costs of employees so assisting) in connection therewith.

  12.8Retention of and Access to Records: Cooperation. For a period of not less than seven (7) years after the Closing Date, Purchaser shall preserve and retain the corporate, accounting, legal, auditing and other books and records of the Business (including but not limited to, any governmental or non-governmental actions, suits, proceedings or investigations arising out of the conduct of the business and operations of the Business prior to the Closing Date); provided, however, that such 7-year period shall be extended in the event that any action, suit, proceedings or investigation has been commenced or is pending or threatened at the termination of such 7-year period and such extension shall continue until any such action, suit, proceeding or investigation has been settled through judgement or otherwise or is no longer pending or threatened. Notwithstanding the foregoing, Purchaser may discard or destroy any of such books and records prior to the end of such 7-year period or period of extension, if applicable, if it has given Seller sixty (60) days' prior written notice of its intent to do so and Seller has not taken possession of such books and records, at its expense, within such 60-day period. Notwithstanding anything to the contrary in this Section 12.8, Seller shall retain all tax records of the Business prepared prior to the Closing Date. Purchaser shall provide reasonable access to Seller to review any records that Purchaser retains and to make copies thereof and shall cooperate fully with Seller (including, without limitation, making available employees to assist Seller at reasonable rates to be agreed by the Parties) in preparation and documentation of all necessary financial statements, tax returns and reports or the resolution of any tax audits, claims, litigation or disputes concerning Seller's tax liabilities or the Assumed Liabilities.

  12.9Accounts Receivable Payment. In the event that either Party hereto at any time receives any funds from any third party that are properly payable to the other Party hereto, the Party receiving such funds shall promptly remit such funds to the Party entitled to such funds.

  12.10Contingent Additional Consideration.
  12.10.1 As contingent additional consideration for the Purchased Assets, for the Purchaser's fiscal year 2001 (April 1, 2000 through March 31,
  2001), and during that time only, the Purchaser shall establish, and the Employees specifically named in Section 4.3 hereof (Donald Adams, Wayne McMahon and Carl Jacobson) shall have the right to participate in a sales and profit incentive plan in accordance with the following:

  (i)If, at the end of the Purchaser's fiscal year 2001, the Purchaser's gross sales, as determined in accordance with GAAP, equal Two Million ($2,000,000.00)Dollars, each such Employee will receive his proportionate share (Donald Adams: 40%, Wayne McMahon: 30%, Carl Jacobson: 30%) of the $100,000.00 sales incentive award described in the Memorandum of Understanding between the Parties first dated January 26, 2000 (the "MEMORANDUM OF UNDERSTANDING"), sixty (60%) percent of which shall be payable in cash and the remaining forty (40%) percent paid in EMCEE Restricted Stock, based on the fair market value thereof determined by calculating the average of the median price of such stock at the close of each of the five (5) trading days immediately preceding March 31, 2001. If the
  Purchaser's gross sales are less than Two Million ($2,000,000.00) Dollars but more than One Million ($1,000,000.00) Dollars during such time, the aforementioned sales incentive award shall be reduced prorata. Such Employees shall be entitled to no sales incentive award if the Purchaser's gross sales for fiscal year 2001 do not exceed One Million ($1,000,000.00) Dollars. If the Purchaser's gross sales in fy 2001 exceed Two Million ($2,000,000.00) Dollars, the aforementioned sales incentive award shall increase prorata (calculated based on a 50% increase in the sales incentive award per each $1,000,000.00 in gross sales which exceed the $2,000,000.00 fy 2001 target gross sales figure), provided that the Purchaser's pre-tax profit in fy 2001 (determined in accordance with (GAAP) equals or exceeds seven and one-half (7.5%) percent of gross sales.

  (ii)In addition to the foregoing, if, at the end of the Purchaser's fy 2001, the Purchaser's pre-tax profit, as determined in accordance with

  GAAP, equals or exceeds Two Hundred Thousand ($200,000.00) Dollars, each such Employee will receive his proportionate share (Donald Adams: 40%, Wayne McMahon: 30%, Carl
  Jacobson: 30%) of the $100,000.00 profit incentive award described in the Memorandum of Understanding, sixty (60%) percent of which shall be payable in cash and the remaining forty (40%) percent which shall be paid in EMCEE Restricted Stock, based on the fair market value thereof determined by calculating the average of the median price of such stock at the close of each of the five (5) trading days immediately preceding March 31, 2001. If the Purchaser's pre-tax profit in fy 2001 is less than Two Hundred Thousand ($200,000.00) Dollars but greater than Fifty Thousand ($50,000.00) Dollars, the aforementioned profit incentive award shall be reduced prorata. Such Employees shall be entitled to no profit incentive award if the Purchaser's pre-tax profit in fy 2001 is Fifty Thousand ($50,000.00) Dollars or less.

  12.10.2 The Purchaser shall determine the amount, if any, of the sales incentive award and/or profit incentive award due the Employees named above in accordance with this Section 12.10. The Purchaser's determination of such amounts shall be deemed conclusive and correct for all purposes absent manifest error.

  12.10.3 If an Employee's employment with the Purchaser shall end for any reason prior to March 31, 2001, he shall forfeit a portion of his proportionate share of any sales incentive or profit incentive award otherwise payable, which forfeited portion shall be determined by dividing the number of days of the
  Purchaser's fy 2001 during which the Employee was not employed by the Purchaser by 365, and then multiplying the quotient of that equation (expressed as a percentage) by the Employee's proportionate share of the award. Such forfeited portion shall be forfeited for all purposes and shall not be available or subject to distribution among any of the other Employees named above.

  12.10.4 Sales and profit incentive plan award payments due hereunder, if any, will be made within one hundred twenty (120) days after the end of the Purchaser's fy 2001.

                          ARTICLE XIII
                          TERMINATION

  13.1Termination of Agreement. This Agreement may be terminated:

  (i)by the mutual consent of Seller and Purchaser;

  (ii)by Seller or Purchaser if the Closing has not taken place on or before April
  17, 2000; provided, however, that no Party then in breach of any of its obligations hereunder shall have the right to terminate;

  (iii)by Purchaser upon notice to Seller if any of the conditions set forth in
  Article X hereof have not been satisfied by on or before the Closing
  Date; and

  (iv)by Seller upon notice to Purchaser if any or the conditions set forth in
  Article XI hereof have not been satisfied by on or before the Closing
  Date.

  13.2Return of Documents. If this Agreement is terminated for any reason pursuant to this Article XIII, each Party shall return to the other Party all documents and copies thereof which shall have been furnished to it by such other Party or, with the agreement of the other Party, shall destroy all such documents and copies thereof and certify in writing to the other Party any such destruction.
  The obligations of Purchaser under Section 9.1.1 hereof shall survive termination of this Agreement.

  13.3Remedies. If this Agreement is terminated by Seller or Purchaser as permitted under Section 13.1 and not as a result of a breach of a representation or warranty or the failure of any Party to perform its obligations hereunder, such termination shall be without liability of any Party. If a Party terminates this
  Agreement as a result of a breach of a representation or warranty by the other
  Party or the failure of the other Party to perform its obligations hereunder, the non-breaching Party, in addition to any other legal remedies that may be available, shall be entitled to reimbursement from the breaching Party for all expenses incurred by the non-breaching Party in connection with this Agreement and the transactions contemplated hereby, including, without limitation, attorneys' fees and accountants' fees.

                             ARTICLE XIV
                     SURVIVAL OF REPRESENTATIONS
                   AND WARRANTIES; INDEMNIFICATION

  14.1Survival of Representations and Warranties. All representations, warranties, covenants, agreements, undertakings, and indemnities set forth in this Agreement shall survive the Closing Date. Any Party's right to indemnification or other remedies based upon the representations and warranties, covenants, agreements and undertakings of the other Party will not be affected by any investigation, knowledge or waiver of any condition by such Party. Any investigation by such
  Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

   14.2Indemnification by Seller. "Seller General Liabilities" shall mean all
  Losses resulting from, arising out of, or incurred by Purchaser or any of its
  Affiliates, or any of their respective successors or assigns and their respective directors, officers and employees (each a "Purchaser Indemnified Party") after the Closing Date in connection with (i) any breach of any of the representations or warranties made by Seller in this Agreement, (ii) any default by Seller in respect of performance of any of the covenants or agreements of Seller in this
  Agreement or (iii) any attempt (whether or not successful) by any Person to cause or require Purchaser to pay any liability of, or claim against, Seller of any kind in respect of the operation of the Business prior to the Closing Date, to the extent not specifically assumed or subject to an indemnity by Purchaser under the terms of this Agreement. Subject to the further provisions of this Article
  XIV, Seller covenants and agrees with Purchaser that Seller shall pay and shall indemnify all Purchaser Indemnified Parties and hold them harmless from, against and in respect of, any and all Seller General Liabilities.

  14.3Indemnification by Purchaser. "Purchaser General Liabilities" shall mean all
  Losses resulting from, arising out of, or incurred by any of Seller or its Affiliates, or any of their respective successors or assigns and their respective directors, officers and employees (each a "Seller Indemnified Party") after the Closing Date in connection with (i) any breach of any of the representations or warranties made by Purchaser in this Agreement, (ii) any default by Purchaser in respect of any of the covenants or agreements of Purchaser in this Agreement,
  (iii) any attempt (whether or not successful) by any Person to cause or require
  Seller to pay or discharge any Assumed Liability or any liability of, or claim against, Purchaser of any kind in respect of the operation of the Business on or after the Closing Date to the extent not specifically subject to an indemnity by
  Seller under the terms of this Agreement. Purchaser covenants and agrees with
  Seller that Purchaser shall pay and shall indemnify all Seller
  Indemnified
  Parties and hold them harmless from, against and in respect of, any and all
  Purchaser General Liabilities.

  14.4Procedures for Indemnification.

  14.4.1 Each Indemnified Party shall promptly give notice hereunder to the indemnifying Party after becoming aware of any claim as to which recovery may be sought against the indemnifying Party because of the indemnity in this Article
  XIV, and, if such indemnity shall arise from the claim of a third party, shall permit the indemnifying Party to assume the defense of any such claim and any litigation or other proceeding resulting from such claim; provided, that any
  Indemnified Party may, in any event, at its own expense, monitor and participate in, but not control, the defense of any such claim or litigation. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice (or by delay by an
  Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice.
  The notice required hereunder shall specify the basis for the claim for indemnification to the extent ascertainable at the time of the notice. Failure by an indemnifying Party to notify an Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given to the indemnifying Party shall be deemed a waiver by the indemnifying Party of its right to defend such claim or action. Nothing herein shall be deemed to prevent an Indemnified Party from making a contingent claim for indemnification hereunder, provided the Indemnified Party has reasonable grounds to believe that the claim or demand for indemnification will be made and sets forth the estimated amount of such claim to the extent then ascertainable.

  14.4.2 The indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent, which consent shall not be unreasonably withheld, of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation.

  14.4.3 If the indemnifying Party shall not assume the defense of any such claim by a third party, or litigation resulting therefrom, after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate.

  14.4.4 If an indemnifying Party shall not, within thirty (30) days after its receipt of the notice required by Section 14.4.1 hereof, advise the Indemnified
  Party that the indemnifying Party denies the right of the Indemnified Party to indemnity in respect of the claim, then the amount of such claim shall be deemed to be finally determined between the Parties hereto. If the indemnifying Party shall notify the Indemnified Party that it disputes any claim made by the Indemnified Party, then the Parties hereto shall endeavor to settle and compromise such claim, and if unable to agree on any settlement or compromise, such claim for indemnification shall be settled by appropriate litigation, and any liability established by reason of such settlement, compromise or litigation shall be deemed to be finally determined. Any claim that is finally determined in the manner set forth above shall be paid promptly by the indemnifying Party in cash.

  14.5Payment of Indemnification Obligations. Each Party shall pay promptly to any Indemnified Party the amount of all damages, losses, deficiencies, liabilities, costs, expenses, claims and other obligations to which the

         foregoing indemnity relates.

  14.6Interest on Unpaid Obligations. If all or part of any indemnification obligation under this Agreement is not paid when due, the indemnifying Party shall pay the Indemnified Party interest on the unpaid amount of such obligation for each day from the date the amount became due until it is paid in full, payable on demand, at the rate equal to the lower of (i) the maximum rate permitted by law or (ii) five percent (5%) per annum plus the "Prime Rate" as announced from time to time by First Union Bank, N.A., (or in the absence of such announced "Prime Rate", the "Prime Rate" as published from time to time in The Wall Street Journal).

  14.7Other Remedies. The indemnification rights of any Indemnified Party under this Article XIV are independent of and in addition to such rights and remedies as such Indemnified Party may have at law, in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement under or in connection with this Agreement on the part of any Party, none of which rights or remedies shall be affected or diminished hereby.

                              ARTICLE XV
                               GENERAL

  15.1Expenses. Except as otherwise provided in this Agreement, and whether or not the transactions herein contemplated shall be consummated, Purchaser and Seller shall pay their own fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts, in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement.

  15.2Publicity. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller, except any such notices which
  Purchaser is required to give under any of the rules or regulations of the
  Securities and Exchange Commission. Except as may be required by law, no Party shall act unilaterally in this regard without the prior written approval of the other Party, such approval not to be unreasonably withheld.

  15.3Waivers. The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

  15.4Binding Effect; Benefits. This Agreement shall inure to the benefit of the
  Parties hereto, and shall be binding upon the Parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  15.5Bulk Transfers Laws. Seller hereby covenants and agrees to comply with any and all laws relating to bulk transfers with respect to the transactions contemplated hereby, and Purchaser will, upon request, provide Seller with its reasonable cooperation in connection therewith.

  15.6Notices. All notices, requests, demands, elections and other communications which either Party to this Agreement may desire or be required to give hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable commercial courier service (such as FedEx or U.P.S.), by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation (followed by a first class mailing of the same) to the Party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or seven (7) days after mailing thereof.

  15.6.1 If to Seller, to:

  Advanced Broadcast Systems, Inc.
  5825 Bullitsville Road
  Burlington, KY 41005

  With a copy to:

  George G. Gardner, Esquire
  7415 Burlington Pike, Suite B
  Florence, KY 41042

  15.6.2 If to Purchaser, to:

  EMCEE Holding Corp.
  c/o EMCEE Broadcast Products, Inc.
  P.O. Box 68
  White Haven, PA  18661-0068

  With a copy to:

  Robert S. Sensky, Esquire and Martin D. Cohn, Esquire
  LAPUTKA, BAYLESS, ECKER & COHN, P.C.
  2 East Broad Street, 6th Floor
  Hazleton, PA 18201


                 or to such other address as such Party
                 shall have specified by notice to the other
                 Party hereto.

  15.7Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding between the Parties hereto as to the matters set forth herein and supersede and revoke all prior agreements and understandings, oral and written, between the Parties hereto or otherwise with respect to the subject matter hereof. No change, amendment, termination or attempted waiver of any of the provisions hereof shall be binding upon any Party unless set forth in an instrument in writing signed by the Party to be bound or their respective successors in interest.

  15.8Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

  15.9Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.
  15.10Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.

  15.11Governing Law and Choice of Forum. The validity and interpretation of this Agreement shall be construed in accordance with, and governed by the internal laws of the Commonwealth of Pennsylvania. All claims, disputes or causes of action relating to or arising out of this Agreement shall be brought, heard and resolved solely and exclusively by and in a federal or state court situated in Luzerne County, Pennsylvania. Each of the parties hereto agrees to submit to the jurisdiction of such courts and that such jurisdiction shall be proper for all purposes of this Agreement.

  15.12Cooperation. The Parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

  15.13Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

  15.14Attorneys Fees. If a dispute arises among the Parties as a result of which an action is commenced to interpret or enforce any of the terms of this Agreement, the losing Party shall pay to the prevailing Party reasonable out-of-pocket attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action.

  15.15Successors and Assigns. The covenants, agreements and conditions contained herein or granted hereby shall be binding upon and shall inure to the benefit of
  Purchaser and Seller, and each of their respective successors and permitted assigns. Neither Seller nor Purchaser shall assign, or otherwise transfer any interest in this Agreement to any other Person except for a Person which is an
  Affiliate of Purchaser or a purchaser of the Purchased Assets from Purchaser.

  IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed in their respective names by an officer thereof duly authorized as of the date first above written.

  ATTEST:                          EMCEE HOLDING CORP.
  /s/ Robert S. Sensky             BY: /s/ Allan J. Harding
  Corporate Secretary              NAME: Allan J. Harding
       (SEAL)                      TITLE: President

  ATTEST:                             ADVANCED BROADCAST SYSTEMS, INC.

  /s/ Hilda A. Adams               BY: /s/Donald Adams
  Corporate Secretary              NAME: Donald Adams
       (SEAL)                      TITLE: President
                             ENDORSEMENT

  THE UNDERSIGNED, for value received, and intending to be legally bound hereby, unconditionally and irrevocably guarantee and agree, jointly and severally, to act as surety for the performance by Advanced Broadcast Systems, Inc. ("ABS") of all of its covenants, agreements, undertakings, obligations to satisfy conditions, and indemnities set forth in an Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement") between ABS and EMCEE Holding Corp. ("EMCEE"). Any claim, suit, action, proceeding, right or remedy founded upon or made under or with respect to this instrument may be pursued against any or all of the undersigned without EMCEE having previously pursued or exhausted any or all of its claims, suits, actions, proceedings, rights or remedies against ABS or any other person, and any extension by EMCEE of the time for payment or performance of any obligation or liability of ABS hereby guaranteed by the undersigned shall not release the undersigned from his guaranty thereof, nor shall it impair any claim, suit, action, proceeding, right or remedy for the enforcement thereof by EMCEE, its successors and assigns.
  The monetary liability of the undersigned under this instrument is unlimited. This instrument shall remain in full force and effect for a period of five years from the date hereof. After such 5-year period, this instrument shall automatically expire; provided, however, that such expiration shall not release or discharge the undersigned from any liability or otherwise limit or alter the undersigned's liability with respect to any claim arising or made by EMCEE hereunder prior to such expiration.

  IN WITNESS WHEREOF, this instrument, which is intended by the undersigned to be a contract of suretyship and which shall continue in full force and effect until revoked by EMCEE in writing, has been duly executed and delivered on this 17th day of April, 2000.

  WITNESS:                         DONALD ADAMS

  _________________________         /s/ Donald Adams

  WITNESS:                         HILDA ADAMS
  _________________________         /s/ Hilda Adams

  WITNESS:                         WAYNE MCMAHON

  _________________________         /s/ Wayne McMahon

  WITNESS:                           CARL JACOBSON

  _________________________           /s Carl Jacobson

                 EXHIBITS AND SCHEDULES NOT INCLUDED
                      BUT AVAILABLE UPON REQUEST